Exhibit 99.1

Ventas Comments on Full Year 2016 Expectations and Issues Preliminary 2017 Outlook

  Expects to Achieve 2016 Normalized FFO per Share Approximating the High-End of Previous Guidance Range
  Issues Preliminary 2017 Outlook
  Same-Store Cash Flow Growth, Portfolio Enhancement and Financial Strength Expected to Continue in 2017

CHICAGO--(BUSINESS WIRE)--January 10, 2017--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”), in conjunction with its presentation at the J.P. Morgan Healthcare Conference (the “J.P. Morgan Conference”) today, announced that it expects to achieve normalized Funds From Operations (“FFO”) per share for the full year 2016 approximating the high-end of its previously announced guidance range of $4.10 to $4.13.

“Our diversified and advantaged portfolio continues to perform well and we expect to achieve strong 2016 results, with 4 to 5 percent FFO per share growth for the year,” Ventas Chairman and Chief Executive Officer Debra A. Cafaro said. “In 2016, we exceeded our strategic disposition targets and enhanced our financial position. We increased our dividend by 6 percent and delivered 16 percent total shareholder return. As the leading capital provider to high-quality senior living, healthcare and life science research institutions, our aligned, cohesive team remains focused on delivering value to shareholders and our leading operators.

“Our 2017 forecast reflects our continued strategic actions to create short- and long-term shareholder value, including: disposition of nearly $1 billion in assets, including substantially all of our skilled nursing portfolio at a premium valuation; redeploying proceeds into investments in high-quality hospitals and attractive life science and innovation centers; and strengthening our balance sheet through longer debt maturities,” concluded Ms. Cafaro. “While these actions will affect year-over-year growth, we are confident that improving our portfolio quality and asset mix while enhancing our credit profile are the right steps for Ventas to continue our long track record of excellence and leading market position.”

2016 Expectations

  The Company expects normalized FFO per diluted share for the full year 2016 to approximate the high-end of its previously announced guidance range of $4.10 to $4.13.
  The Company’s full year 2016 same-store cash NOI growth is expected to be within its prior guidance of 2.5 to 3 percent. Individual segment same-store full year 2016 growth rates should remain within previously disclosed ranges.
  Proceeds from accelerated dispositions and receipt of loan repayments in 2016 exceeded $600 million compared to prior guidance of $500 million. Fourth quarter proceeds approached $350 million and included:
    Asset sales of nearly $240 million at 7 percent cash and GAAP yields, resulting in a significant net gain.
    Repayment of well-secured and structured loan investments previously made by the Company at par plus a premium (8 percent cash and GAAP yield).
  Ventas continued to strengthen its healthy balance sheet and financial position, with Net Debt to Adjusted Pro Forma EBITDA expected to improve to a range of 5.7x to 5.8x at year end 2016 compared to 6.1x at year end 2015.

The Company’s full year 2016 guidance is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. The Company has not completed its year-end financial and accounting procedures for the fiscal year-ended 2016 and the Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to 2016 results. If actual results for full year 2016 vary from these assumptions, the Company’s actual financial results may be materially different from its current estimated guidance. There can be no assurance that the Company will achieve these results. A reconciliation of the Company’s full year 2016 guidance is included in this press release.

Preliminary 2017 Outlook

Ventas’s 2017 forecast reflects the continued execution of its plan to create shareholder value including optimizing its portfolio through the strategic disposition of substantially all its skilled nursing portfolio; investing for future growth; and enhancing its financial profile and liquidity. In 2017, Ventas also expects to continue to grow its overall same-store cash NOI. The Company’s preliminary expectations for 2017 include:

  2017 normalized FFO per diluted share of $4.12 to $4.18.
  Total Company full year 2017 same-store cash NOI growth of 1.5 to 2.5 percent, with each segment expected to contribute positively to same-store cash NOI growth. Same-store reported GAAP growth from the portfolio is expected, as is typically the case, to be lower than same-store cash NOI growth due principally to the straight-lining impact of certain of the Company’s leases, and the impact of the extension of substantially all of the Company’s long-term acute care hospital leases with Kindred Healthcare, Inc.
  Strategic dispositions to further optimize the portfolio and redeployment of capital into higher quality investments, with dispositions effected at a cost of capital that approximates the rate of new investments:
    Strategic dispositions totaling $900 million, including $700 million in proceeds in the second half of the year through the potential sale of 36 skilled nursing facilities owned by Ventas. If achieved the Company would realize a gain exceeding $600 million. However, the Company does not control whether and when these assets will be sold; and
    Redeployment of disposition proceeds into new investments exceeding $1 billion, mainly to expand the Company’s platforms with Ardent Health Services (“Ardent”) and Wexford Science + Technology, LLC (“Wexford”). These investments include providing $700 million in secured debt to fund Ardent’s acquisition of LHP Hospital Group, expected to close late in the first quarter of 2017; and closing $300 million of new acquisitions, including high-quality life science and innovation centers operated by Wexford.
  Funding two new attractive ground-up developments with Wexford that expand existing life science and innovation centers associated with the University of Pennsylvania and Washington University.
  The carryover impact of 2016 deleveraging activities and dispositions, higher interest rates and enhancement of the Company’s credit profile through refinancing approximately $1 billion of current debt in order to lengthen the Company’s weighted average maturity schedule.
  In 2016, Ventas benefitted from profits from various transactions and fees, which are not projected to recur in 2017.

The Company’s 2017 preliminary outlook is based on a number of other assumptions that are subject to change and many of which are outside the control of the Company. If actual full year 2017 results vary from these assumptions, the Company’s actual financial results may be materially different from its current preliminary outlook. There can be no assurance that the Company will achieve these results. A reconciliation of the Company’s full year 2017 preliminary outlook to the Company’s projected 2017 GAAP earnings is included in this press release.

Fourth Quarter and Full Year 2016 Release and Earnings Call

Ventas expects to report final results for the fourth quarter and full year ended December 31, 2016 on Friday, February 10, 2016. The earnings conference call is scheduled for 10 a.m. Eastern Time on this date, and investors can access the conference call by calling (844) 776-7841 (or (661) 378-9542 for international callers). The participant passcode is “Ventas”. The conference call is being webcast live by NASDAQ OMX and can be accessed at the Company’s website at www.ventasreit.com. A replay of the webcast will be available following the call online, or by calling (855) 859-2056 (or (404) 537-3406 for international callers), passcode 50587913, beginning at approximately 2:00 p.m. Eastern Time and will remain for 36 days.

J.P. Morgan Conference Presentation

Today a presentation regarding the Company will be made by Company management at the J.P. Morgan Conference in San Francisco, California at 12:00 p.m. pacific time. The presentation will be webcast and may be accessed through the Company’s website at www.ventasreit.com/investor-relations for a limited period of time following the event. A presentation containing supplemental information regarding today’s announcement, including quantitative reconciliations between each non-GAAP financial measure referenced in this release and its most directly comparable GAAP measure, in addition to any written materials relating to the Company’s meetings with certain investors at the J.P. Morgan Conference can be accessed at the Company’s website and will remain archived for a limited period of time at www.ventasreit.com/investor-relations.

Ventas, Inc., an S&P 500 company, is a leading real estate investment trust. Its diverse portfolio of approximately 1,300 assets in the United States, Canada and the United Kingdom consists of seniors housing communities, medical office buildings, life science and innovation centers, skilled nursing facilities, specialty hospitals and general acute care hospitals. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

Supplemental information regarding the Company can be found on the Company’s website under the “Investor Relations” section or at www.ventasreit.com/investor-relations/annual-reports---supplemental-information. A comprehensive listing of the Company’s properties is available at www.ventasreit.com/our-portfolio/properties-by-stateprovince.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger or acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from the Company’s expectations. The Company does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of the Company’s tenants, operators, borrowers, managers and other third parties to satisfy their obligations under their respective contractual arrangements with the Company, including, in some cases, their obligations to indemnify, defend and hold harmless the Company from and against various claims, litigation and liabilities; (b) the ability of the Company’s tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of future competition, including new construction in the markets in which the Company’s seniors housing communities and medical office buildings (“MOBs”) are located; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of the Company’s tenants, operators and managers, as applicable, to comply with laws, rules and regulations in the operation of the Company’s properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; (i) changes in general economic conditions or economic conditions in the markets in which the Company may, from time to time, compete, and the effect of those changes on the Company’s revenues, earnings and funding sources; (j) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (k) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (l) final determination of the Company’s taxable net income for the year ending December 31, 2016; (m) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, the Company’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations, including indemnification obligations, the Company may incur in connection with the replacement of an existing tenant; (n) risks associated with the Company’s senior living operating portfolio, such as factors that can cause volatility in the Company’s operating income and earnings generated by those properties, including without limitation national and regional economic conditions, costs of food, materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties; (o) changes in exchange rates for any foreign currency in which the Company may, from time to time, conduct business; (p) year-over-year changes in the Consumer Price Index or the UK Retail Price Index and the effect of those changes on the rent escalators contained in the Company’s leases and the Company’s earnings; (q) the Company’s ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (r) the impact of increased operating costs and uninsured professional liability claims on the Company’s liquidity, financial condition and results of operations or that of the Company’s tenants, operators, borrowers and managers, and the ability of the Company and the Company’s tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims; (s) risks associated with the Company’s MOB portfolio and operations, including the Company’s ability to successfully design, develop and manage MOBs and to retain key personnel; (t) the ability of the hospitals on or near whose campuses the Company’s MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups; (u) risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition; (v) the Company’s ability to obtain the financial results expected from its development and redevelopment projects; (w) the impact of market or issuer events on the liquidity or value of the Company’s investments in marketable securities; (x) consolidation activity in the seniors housing and healthcare industries resulting in a change of control of, or a competitor’s investment in, one or more of the Company’s tenants, operators, borrowers or managers or significant changes in the senior management of the Company’s tenants, operators, borrowers or managers; (y) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect the Company or its tenants, operators, borrowers or managers; and (z) changes in accounting principles, or their application or interpretation, and the Company’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on the Company’s earnings.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, the Company considers FFO, normalized FFO, FAD and normalized FAD to be appropriate supplemental measures of operating performance of an equity REIT. In particular, the Company believes that normalized FFO is useful because it allows investors, analysts and Company management to compare the Company’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions and litigation. In some cases, the Company provides information about identified non-cash components of FFO and normalized FFO because it allows investors, analysts and Company management to assess the impact of those items on the Company’s financial results.

The Company uses the NAREIT definition of FFO. NAREIT defines FFO as net income attributable to common stockholders (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate property, including gain (or loss) on re-measurement of equity method investments, and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company defines normalized FFO as FFO excluding the following income and expense items (which may be recurring in nature): (a) merger-related costs and expenses, including amortization of intangibles, transition and integration expenses, and deal costs and expenses, including expenses and recoveries relating to acquisition lawsuits; (b) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of the Company’s debt; (c) the non-cash effect of income tax benefits or expenses and derivative transactions that have non-cash mark-to-market impacts on the Company’s income statement; (d) the financial impact of contingent consideration, severance-related costs and charitable donations made to the Ventas Charitable Foundation; (e) gains and losses for non-operational foreign currency hedge agreements and changes in the fair value of financial instruments; (f) gains and losses on non-real estate dispositions related to unconsolidated entities; and (g) expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements and related matters. Normalized FAD represents normalized FFO excluding non-cash components, straight-line rental adjustments and deducting capital expenditures, including tenant allowances and leasing commissions. FAD represents normalized FAD after subtracting merger-related expenses, deal costs and re-audit costs.

FFO, normalized FFO, FAD and normalized FAD presented herein may not be identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO, FAD and normalized FAD should not be considered as alternatives to net income or income from continuing operations (both determined in accordance with GAAP) as indicators of the Company’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that income from continuing operations is the most comparable GAAP measure because it provides insight into the Company’s continuing operations. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO, normalized FFO, FAD and normalized FAD should be examined in conjunction with net income and income from continuing operations as presented elsewhere herein.

The Company considers NOI and same-store cash NOI to be important supplemental measures to net income because they allow investors, analysts and Company management to assess the Company’s unlevered property-level operating results and to compare the Company’s operating results with the operating results of other real estate companies and between periods on a consistent basis. The Company defines NOI as total revenues, less interest and other income, property-level operating expenses and office building services costs (including amounts in discontinued operations). Cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. The Company defines same-store cash NOI as the NOI for properties owned, consolidated and operational for the full period in both comparison periods excluding the impact of non-cash items such as straight-line rent and the impact of exchange rate movements across the comparison periods. In certain cases, results for same-store cash NOI may be adjusted to reflect non-recurring items and the receipt of cash payments and fees not fully recognized as NOI in the period. Same-store cash NOI excludes assets intended for disposition and, for the seniors housing operating portfolio, those properties that transitioned operators after the start of the prior comparison period.

The Company has not provided a reconciliation of its forecasted full year 2017 same-store cash NOI growth to its most directly comparable GAAP measure because the Company is unable to quantify certain amounts that would be required to be included in the comparable GAAP measure without unreasonable efforts. For example, an estimate of the related GAAP measure would depend on seniors housing operator revenue and expenses and foreign exchange rate movements, and such data are not currently available or cannot be currently estimated with confidence. Accordingly, the Company believes that providing a reconciliation would imply an unwarranted degree of reliability of the assumptions underlying the estimated GAAP measure and may be misleading to investors.

The Company believes that Net Debt to Adjusted Pro Forma EBITDA is an important supplemental measure in evaluating the credit strength of the Company and its ability to service its debt obligations. For a reconciliation of Net Debt to Adjusted Pro Forma EBITDA for the year ended December 31, 2015, please refer to the reconciliation included in the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2016, which reconciliation is hereby incorporated by reference. The Company has not provided a reconciliation of its forecasted full year 2016 Net Debt to Adjusted Pro Forma EBITDA range guidance to its most directly comparable GAAP measure because the Company is unable to quantify certain amounts that would be required to be included in the comparable GAAP measure without unreasonable efforts. Accordingly, the Company believes that providing a reconciliation would imply an unwarranted degree of reliability of the assumptions underlying the estimated GAAP measure and may be misleading to investors.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
EPS, FFO and FAD Guidance Attributable to Common Stockholders [1,2]
(Dollars in millions, except per share amounts)

	Tentative / Preliminary and Subject to Change
	FY2016 – Guidance		2016 – Per Share
	Low	High	Low	High

Income from Continuing Operations	$525	$568	$1.51	$1.63

Gain on Real Estate Dispositions	100	90	0.29	0.26
Other Adjustments [3]	(2)	(2)	(0.01)	(0.01)

Net Income Attributable to Common Stockholders	$623	$656	$1.79	$1.89

Depreciation and Amortization Adjustments	901	870	2.59	2.50
Gain on Real Estate Dispositions	(100)	(90)	(0.29)	(0.26)
Other Adjustments [3]	0	0	0.00	0.00

FFO (NAREIT) Attributable to Common Stockholders	$1,424	$1,436	$4.09	$4.13

Merger-Related Expenses, Deal Costs and Re-Audit Costs	29	31	0.08	0.09
Other Adjustments [3]	(27)	(31)	(0.08)	(0.09)

Normalized FFO Attributable to Common Stockholders	$1,426	$1,436	$4.10	$4.13
% Year-Over-Year Comparable Growth			4%	5%

Non-Cash Items Included in Normalized FFO	(16)	(18)
Capital Expenditures	(111)	(116)

Normalized FAD Attributable to Common Stockholders	$1,299	$1,302

Merger-Related Expense, Deal Costs and Re-Audit Costs	(29)	(31)

FAD Attributable to Common Stockholders	$1,270	$1,271

Weighted Average Diluted Shares	347,897	347,897
[1]	The Company’s guidance constitutes forward-looking statements within the meaning of the federal securities laws and is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations depending on factors discussed in the Company’s filings with the Securities and Exchange Commission.
[2]	Totals and per share amounts may not add due to rounding. Per share quarterly amounts may not add to annual per share amounts due to changes in the Company's weighted average diluted share count, if any.
[3]	See page 25 of the Q3 2016 supplemental for detailed breakout of adjustments for each respective category.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
EPS, FFO and FAD Preliminary Outlook Attributable to Common Stockholders [1,2]
(Dollars in millions, except per share amounts)

	Tentative / Preliminary and Subject to Change
	FY2017 – Preliminary
	Outlook		2017 – Per Share
	Low	High	Low	High

Income from Continuing Operations	$613	$633	$1.71	$1.77

Gain on Real Estate Dispositions	649	679	1.81	1.89
Other Adjustments [3]	(6)	(8)	(0.02)	(0.02)

Net Income Attributable to Common Stockholders	$1,256	$1,304	$3.50	$3.64

Depreciation and Amortization Adjustments	871	887	2.43	2.48
Gain on Real Estate Dispositions	(649)	(679)	(1.81)	(1.89)
Other Adjustments [3]	(13)	(15)	(0.04)	(0.04)

FFO (NAREIT) Attributable to Common Stockholders	$1,465	$1,497	$4.09	$4.18

Merger-Related Expenses, Deal Costs and Re-Audit Costs	15	10	0.04	0.03
Other Adjustments [3]	(3)	(9)	(0.01)	(0.03)

Normalized FFO Attributable to Common Stockholders	$1,477	$1,498	$4.12	$4.18
% Year-Over-Year Comparable Growth			0%	1%

Non-Cash Items Included in Normalized FFO	1	(2)
Capital Expenditures	(131)	(141)

Normalized FAD Attributable to Common Stockholders	$1,347	$1,355

Merger-Related Expense, Deal Costs and Re-Audit Costs	(15)	(10)

FAD Attributable to Common Stockholders	$1,332	$1,345

Weighted Average Diluted Shares	358,491	358,491
[1]	The Company’s preliminary outlook constitutes forward-looking statements within the meaning of the federal securities laws and is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations depending on factors discussed in the Company’s filings with the Securities and Exchange Commission.
[2]	Totals and per share amounts may not add due to rounding. Per share quarterly amounts may not add to annual per share amounts due to changes in the Company's weighted average diluted share count, if any.
[3]	See page 25 of the Q3 2016 supplemental for detailed breakout of adjustments for each respective category.

Click here to subscribe to Mobile Alerts for Ventas, Inc.

CONTACT:
Ventas, Inc.
Ryan K. Shannon
(877) 4-VENTAS